AMENDMENT TO THE RETAIL FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of November 23, 2015 and effective as of January 1, 2016 (the “Effective Date”) is executed by and between Hartford Life Insurance Company (“Company”) acting through its administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual”), BlackRock Investments, LLC (“BRIL”), successor distributor to BlackRock Distributors, Inc., BlackRock Advisors, LLC (“BAL”), and BlackRock Fund Advisors (“BFA”).

WHEREAS, BRIL, BAL, BFA and Company are parties to the Retail Fund Participation Agreement dated December 8, 2004, as amended (the “Agreement”); and

WHEREAS, BRIL, BAL, BFA and Company desire to modify Parts II, III and IV of Schedule B of the Agreement and the notice section of the Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound, agree as follows:

1.              Part II of Schedule B is hereby deleted in its entirety and replaced with the following:

Part II: Operational Services Fee (or Operational and Recordkeeping Fee)

BAL or its designee agrees to pay Company an amount equal to the following  basis points per annum on the average daily assets attributable to share(s) in each Portfolio included in this Schedule held by Company on behalf of the Separate Accounts.

Open-End Equity, Fixed Income and Index Funds

	Equity and LifePath-Equity	Fixed Income*	Index and LifePath-Index
Investor A:	30bps	30bps	5bps
Class R:	30bps	30bps	5bps
Service Class:	30bps	30bps	5bps
Institutional Class:	20bps	20bps	5bps

*BlackRock Core Alpha Bond Fund (a quantitative fixed income fund): 10 bps

2.              The second paragraph of Part III of Schedule B is hereby amended to add the following as a component of the invoice:

7.  Number of underlying Contract owner accounts.

3.              The section entitled “Excluded From Operational and Recordkeeping Payments Under the Terms of This Agreement” in Part IV of Schedule B is hereby amended to add the following:

All Prime share classes

BlackRock Liquidity Funds (All Funds) Funds for Institutions Series (All Series)

BlackRock Funds III: BlackRock Cash Funds (All Funds)

BlackRock floating NAV cash Funds such as BlackRock Ultra-Short Obligations Fund,

BlackRock Short Obligations Fund and BlackRock Short Term Treasury Fund iShares

4.              Section 9.l(a) of ARTICLE IX of the Agreement is hereby deleted and replaced with  the following:

Notices.

a.              All notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt)· (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.l(a)).

To Company:

Massachusetts Mutual Life Insurance Company

As Administrator for Hartford Life Insurance Company

1295 State Street, MIP M200-INVST

Springfield, MA 01111

Attention: RS Fund Operations

Telephone: (860) 562-2470

Facsimile: (860) 562-2283

cc:        Law Department

Attention:  [Redacted]

Telephone: [Redacted]

Facsimile: (413) 226-4270

To BAL or BFA:
BlackRock Advisors, LLC	With a copy to:
Attn: [Redacted]	BlackRock, Inc.
[Redacted]	Attn: General Counsel
US Shareholder Services	40 East 52nd Street
40 East 52nd Street	New York, NY 10022
New York, NY 10022

To BRIL:
BlackRock Investments, LLC	with a copy to:
Attn: [Redacted]	BlackRock Investments, LLC
Managing Director	Attn: Chief Compliance
US Wealth Advisory	Officer
55 East 52nd Street	400 Howard Street
New York, NY 10055	San Francisco, CA 94105

Notwithstanding the foregoing, (i) notices which are traditionally sent via National Securities Clearing Corporation (“NSCC”) systems (e.g., Fund/SERV) may be sent by those means and shall be effective as specified in the NSCC rules, or if not specified therein, when sent, and (ii) notices which are traditionally sent by electronic transmission (such as back office communications) may be sent in that manner and shall be effective when sent.

5.              Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

6.              To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

7.              This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

8.              This Amendment shall be construed and the provisions hereof interpreted under and in accordance with the law of the State of New York.

1N WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officer as of the Effective Date.

Hartford Life Insurance Company
By Massachusetts Mutual Life Insurance Company, Its Administrator

By:	[Redacted]
Title:	Senior Vice President

BlackRock Advisors, LLC

By:	[Redacted]
Title:	Managing Director

BlackRock Fund Advisors

By:	/s/ Illegible
Title:	Mg. Director

BlackRock Investments, LLC

By:	[Redacted]
Title:	Director

AMENDMENT TO THE RETAIL FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of November 3, 2017 and effective as of   October 5, 2017 (the “Effective Date”) is executed by and between Hartford Life Insurance Company (“Company”) acting through its administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual”), BlackRock Investments, LLC (“BRIL”), successor distributor to BlackRock Distributors, Inc., BlackRock Advisors, LLC (“BAL”), and BlackRock Fund Advisors (“BFA”). BRIL, BAL, BFA and the Funds are collectively referred to as Fund Parties.

WHEREAS, BRIL, BAL, BFA and Company are parties to the Retail Fund Participation Agreement dated December 8, 2004, as amended (the “Agreement”); and

WHEREAS, BRIL, BAL, BFA and Company desire to modify Schedule B of the Agreement and as well as certain other sections of the Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound, agree as follows:

1.              Part II of Schedule B of the Agreement is hereby amended to include the following:

Notwithstanding anything to the contrary, BAL or its designee agrees to pay Company an amount equal to the following basis points per annum on the average daily assets attributable to share(s) of LifePath Smart Beta held by Company on behalf of the Separate Accounts:

LifePath Smart Beta Funds until 12-31-2017:

Investor A:	30 bps
Class R:	30 bps
Service Class:	30 bps
Institutional Class:	20 bps

LifePath Smart Beta Funds on and after 1-1-2018:

Investor A:	5 bps
Class R:	5 bps
Service Class:	5 bps
Institutional Class:	5 bps

2.              Section 2.11 of the Agreement is hereby deleted and replaced with the following:

(a)         The Company shall comply with all applicable laws, rules and regulations and the rules and regulations of any self-regulatory organization with jurisdiction over a party (collectively referred to herein as “Applicable Law), specifically including but not limited to Rule 22c- l (a) under the 1940 Act, and all requirements to provide Contract owners with all information required by Applicable Law (including, but not limited to any disclosure regarding fees or other compensation paid to the Company pursuant to this Agreement). The Company shall have policies and procedures in place in order to comply with all such requirements as applicable and effective. Subject to legal restrictions, the Company will, upon request, promptly provide to BRIL, BFA, or BAL evidence of those policies and procedures and the Company’s compliance therewith and/or evidence establishing the identities and sources of funds for each purchase of Shares of the Funds. The Company will, upon request, annually certify to compliance with Applicable Law. The Company acknowledges and agrees that BAL, BRIL and the Funds are not responsible for the Company’s compliance with Applicable Law. The Company acknowledges that Fund Parties shall have no responsibility for detem1ining whether the Fund shares are suitable for Contract owners.

(b)         The Company shall maintain a reasonable risk-based program to comply with economic, trade and financial sanctions laws, resolutions, executive orders and regulations, including. without limitation, sanctions enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control (“OFAC”)), the United Nations and other applicable jurisdictions (“Sanctions Laws’’). The Company shall maintain policies, procedures and controls that are reasonably designed to ensure compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and that it, its Contract owners and, to the extent required by law, its and their owners and controllers (i) are not on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists’’) and (ii) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws. The Company agrees that it will take reasonable steps to ensure that Contract owner funds shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. The Company will promptly inform BRIL in writing if with respect to the Operational Services or transactions in the shares, The Company becomes aware of any violations of Sanctions Laws by itself or any of its Contract owners or to the extent required by Applicable Law, any of their owners or controllers or if it or any of its Contract owners or any of their owners or controllers are the target of embargo or identified on any Sanctions Lists or if The Company is otherwise unable to comply with its obligations under this Section 2.1 l(b).

(c)          The Company shall have an anti-money laundering program in place to comply with all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of  2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and/or other global legislation, where applicable. The Company shall have in place written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks as well as a written customer identification program. The written customer identification program shall require the identification and verification of the identities of the Company’s customers and, if required by applicable anti-money laundering laws and regulations, the underlying beneficial owner(s). In addition, the Company shall have a designated anti-money laundering compliance officer, and the Company shall provide anti-money laundering training to its staff on an annual basis. Finally, the Company’s anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. The Company will promptly inform  BRIL in writing, to the extent not prohibited by Applicable Law, if the Company becomes aware of any violations of anti-money laundering laws by it with respect to the Operational Services or transactions in Shares or if the Company is otherwise unable to comply with its obligations under this Section 2.1l(c).(d) The Company also agrees to provide BRIL with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable Fund Parties to fulfill their obligations under applicable Sanctions Laws and the USA PATRIOT ACT (including maintaining records for at least five years).

(e)          The Company agrees to notify BRIL immediately in the event of its expulsion or suspension from FINRA, if applicable, or any self-regulatory organization with jurisdiction over it or of any pending or threatened action or proceeding by any regulatory authority or self-regulatory organization (including, without limitation, FINRA) bearing on its membership. The Company agrees to promptly advise BRIL if it receives notice of any of the following: (1) any investor complaint, litigation initiated

2

or threatened, or communication by a regulatory authority or self-regulatory organization which relates to a Fund or to a transaction in shares by it or (2) any examination by any regulatory authority or self-regulatory organization that may or has resulted in a material compliance deficiency related to the activities and services provided for in this Agreement, and the Company agrees to promptly provide BRIL with such information and documentation thereon as BRIL may reasonably request.

(f)           Each party is entitled to rely upon instructions received in proper form reasonably believed by it to be from the other party. The Company agrees to comply with reasonable operational instructions provided by Fund Parties with respect to the services provided pursuant to this Agreement.

(g)          Nothing contained in this Agreement is intended to operate as, and the provisions of this Agreement shall not in any way whatsoever constitute, a waiver by the Company of compliance with any applicable provision of the 1933 Act or of the rules and regulations of the SEC issued thereunder.

3.              The following language is hereby added to Section 8.1 of the Agreement as a new subsection

(h):

(h)         at the option of BAL, BFA or BRIL if the Company violates Applicable Law, including without limitation any applicable anti-money laundering laws, rules or regulations or any applicable Sanctions  Laws.

4.              Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5.              To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as  amended hereby.

6.              This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

7.              This Amendment shall be governed by the laws of, and construed in accordance with, the jurisdiction specified in the Agreement.

[SIGNATURES ON NEXT PAGE}

3

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the Effective Date.

Hartford Life Insurance Company
By Massachusetts Mutual Life Insurance Company,
Its Administrator

By:	[Redacted]
Title:	Senior Vice President

BlackRock Advisors, LLC
By:	/s/ Illegible
Title:	Managing Director

BlackRock Fund Advisors

By:	/s/ Illegible
Title:	Managing Director

BlackRock Investments, LLC

By:	/s/ Illegible
Title:	Director

4

AMENDMENT TO THE RETAIL FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (the “Amendment”) is effective as of October 15, 2019 (the “Effective Date”) and is executed by and among Talcott Resolution Life Insurance Company (formerly named Hartford Life Insurance Company) (“Company”) acting through its administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company, BlackRock Investments, LLC (“BRIL”), BlackRock Advisors, LLC (“BAL”), and BlackRock Fund Advisors (“BFA”). BRIL, BAL, BFA and the Funds are collectively referred to as Fund Parties.

WHEREAS, BRIL, BAL, BFA and Company are parties to the Retail Fund Participation Agreement  dated  December  8, 2004, as  amended (the “Agreement”); and

WHEREAS, BRIL, BAL, BFA and Company desire to modify Schedule B of the Agreement and certain other sections of the Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound, agree as follows:

1.              Schedule B of the Agreement is hereby deleted in its entirety and replaced as attached hereto.

2.              Section 9.l(a) of  ARTICLE IX. Notices of the Agreement is hereby deleted in its entirety and replaced with “Section 9.1” as following:

9.1 All notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Article, IX, Section 9.1).

If to the Company:

Massachusetts Mutual Life Insurance Company

As Administrator for Talcott Resolution Life Insurance Company

100 Bright Meadow Blvd. Enfield, Connecticut 06082

Attention: RS Fund Operations, MIP M200-INVST

Telephone:  (860) 562-2470

Facsimile: (860) 562-2283

with a copy to:

Law Department, Retirement Services

Massachusetts Mutual Life Insurance Company

100 Bright Meadow Blvd:

Enfield, Connecticut 06082

To BAL & BFA:
BlackRock Advisors, LLC	With a copy to:
Attn: [Redacted]	BlackRock, Inc.
[Redacted]	Attn: General Counsel
40 East 52nd Street	40 East 52nd Street
New York, NY 10022	New York, NY 10022

To BRIL:
BlackRock Investments, LLC
Attn: [Redacted]	with a copy to:
Managing Director,	BlackRock Investments, LLC
Retirement Group - Exec	Attn: Chief Compliance Officer
55 East 52nd Street	55 East 52nd Street
New York, NY 10055	New York, NY 10055

Notwithstanding the foregoing, (i) notices which are customarily sent via NSCC Systems may be sent by those means and shall be effective as specified in the NSCC rules, or if not specified therein, when sent, and (ii) notices which are traditionally sent by electronic transmission (“Electronic Communications”) may be sent in that manner and shall be effective when sent.

3.              Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

4.              To the extent that provisions of the Agreement and this Amendment  are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

5.              This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

6.              This Amendment shall be governed by the laws of, and construed in accordance with, the jurisdiction specified in the Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the Effective Date.

BLACKROCK ADVISORS, LLC		BLACKROCK FUND ADVISORS

By:	[Redacted]	By:	[Redacted]
Name:	[Redacted]	Name:	[Redacted]
Title:	Managing Director	Title:	Chief Compliance Officer
Date Executed:		Date Executed:
Nov. 25, 2019		Nov. 21, 2019

BLACKROCK INVESTMENT, LLC

By:	[Redacted]
Name:	[Redacted]
Title:	Director
Date Executed
Nov. 19, 2019

TALCOTT RESOLUTION LIFE INSURANCE COMPANY
By MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, its Administrator

By:	[Redacted]
Name:	[Redacted]
Title:	Head of Investment Management
Date Executed
Dec. 4, 2019

SCHEDULE B

PART I. FUNDS COVERED BY THE AGREEMENT

“Funds” shall mean the investment portfolios of 1940 Act registered open-end management investment companies now or hereafter existing, individually and collectively, a “Fund Company” which are available for investment by the Separate Accounts pursuant to the terms of the applicable Prospectus and SAI  , with the exception of:

BlackRock Allocation Target Shares - All Series

Managed Account Series -All Restricted Series

FDP Series, Inc. -All Series

FDP Series II, Inc. -All Series

BlackRock money market Funds:

BlackRock Liquidity Funds - All Funds

BlackRock Funds III: BlackRock Cash Funds -All Funds

BlackRock Variable Series Funds, Inc. - All Series

BlackRock Variable Series Funds II, Inc. - All Series

BlackRock Series Funds, Inc. - All Series

BlackRock Series Funds II, Inc. - All Series

Exchange traded funds

529 assets

PART II. SHAREHOLDER LIAISON FEE and/or DISTRIBUTION and SALES SUPPORT FEE

These fees will be paid pursuant to the terms of the Prospectus and statement of additional information (including any supplements thereto). Company agrees to waive the payment of any general shareholder liaison services and/or distribution and sales support fees unless and until BRIL has received such fees from the applicable Fund.

Part III. PAYMENT ELIGIBILITY FOR OPERATIONAL SERVICES

Notwithstanding anything to the contrary in this Agreement, BAL or its designee will only pay fees for Operational Services for position(s) (“Positions “) in respect to Investor A, Institutional, Class R, and Service share classes of Funds held by Separate Account that inure to the benefit of qualified employer-sponsored defined contribution Plans other than SEP IRAs, SIMPLE IRAs and SARSEPs (“Eligible Assets”), and the compensation calculation in invoices. Without limiting the generality of the  foregoing, BAL or its designee will not pay any fees with respect to Operational Services with respect to Shares of Funds held in Separate Account that inure to the benefit of Contracts in connection with (i) non-qualified defined contribution Plans or (ii) qualified or nonqualified defined benefit Plans (“Excluded Asset s”), and Company will not invoice BAL or its designee for fees for Operational Services for such Contracts.

For clarity , Company is not eligible to be paid for providing Operational Services with respect to the following :

Prime share classes (Al, A2, Cl , C2, C3, etc.)

G, K, and P share classes

BlackRock Short Obligations Fund

BlackRock money market Funds (All Funds) including but not limited to

BlackRock Money Market Portfolio

BlackRock Summit Cash Reserves Fund

BlackRock Liquidity Environmentally Aware Fund

All money market Funds in Part I of this Schedule B.

Notwithstanding the above, Company, through the Contracts, may offer the Funds and classes of shares in accordance with the applicable prospectus with respect to the following:

Investor A shares

Investor C shares

R shares

Institutional shares

Service shares

K shares

BlackRock Short Obligations Fund BlackRock Money Market Portfolio

BlackRock Summit Cash Reserves Fund BlackRock Liquidity Environmentally Aware Fund

Part IV. COMPENSATION CALCULATION (1)

(a)             For Operational Services that Company provides to the Contracts held in the Separate Accounts, BAL or its designee shall pay to Company an annual fee. The fee due for an invoice period for position(s) in an applicable share class of such a Fund shall be equal to the product of (i) the annual fee rate, (ii) the quotient of (A) the number of calendar days in the invoice period divided by (B) 365 days (or 366 days during a leap year) and (iii) the average daily value of such share class of such Fund held by the Company in the Separate Accounts for the invoice period.

	Equity & Fixed Income Funds*	Index Funds**
Investor A, Class R & Service Class	30 bps	5 bps
Institutional Class :	20 bps	5 bps

*BlackRock CoreAlph Bond Fund (a quantitative fixed income fund): 10 bps

**Includes BlackRock LifePath Smart Beta Funds

(b)             Company will provide BAL or its designee with one or more unique identifiers used by it to effect transactions contemplated  by this Agreement such as a TPA Number, Trust Dealer Number, Dealer Number, Branch Code, Rep Code, Tax I.D. and/or the account number (individually  and collectively, the  “Identifier”). The Identifier

(1) All proposed pricing to be reviewed to ensure that the fees are reasonable. Fees to be calculated at the CUSIP level. Characterization of Funds to be governed by the BlackRock Fund list distributed to Company on a periodic basis.

will identify the assets Company will be servicing pursuant to this Agreement with as much particularity as possible. BAL or its designee will not be obligated to pay fees on any assets that are not identified with the Identifier.

(c)             The “daily value” of an applicable share class of a Fund held by the relevant Plans (depending on whether the calculation is for Eligible Assets or Excluded Assets) in the Accounts for a calendar day will be the product of (i) the Share net asset value for that CUSIP for the calendar day as reported by the Fund Company or its designee and (ii) total number of Shares of the Fund calculated for that CUSIP held by such Plans on that calendar day.

(d)             The “average daily value” of an applicable share class of a Fund held by the relevant Plans (depending on whether the calculation is for Eligible Assets or Excluded Assets) in the Accounts for the invoice period will be computed by totaling the daily value of that CUSIP held by such Plans on each calendar day of the invoice period and dividing the result by the total number of calendar  days during the invoice period.

Part V. INVOICING

(a)             Company shall calculate the  payment contemplated  in this Exhibit A after the end of each calendar quarter and shall submit invoices on a quarterly basis to BAL or its designee at AMRS.RetailIntermediaryPayments@Blackrock.com or such other electronic transmission (email) address specified by BAL or its  designee from time to time. The invoices will be submitted in a Microsoft Excel format and will include the following information  for the applicable invoice period:

1.            The average daily value by CUSIP and Separate Account of Eligible Assets.

2.            The average daily value by CUSIP and Separate Account of Excluded Assets.

3.            The basis point fee rate that applies to each CUSIP and Contract owner account.

4.            The fee amounts due by CUSIP.

5.            The total fee amount due.

6.             Payment instructions (Wire/ACH).

7.             Invoice contact information for Company.

8.             Number of underlying Plan Participant accounts.

9.            The  Identifier.

(b)             Invoices must be received in a timely manner. Any initial invoice which is received by BAL or its designee subsequent to three (3) months after the time period covered  by  the  invoice  may  be  subject  to  non-payment  at the discretion  of  BAL. Additions or adjustments by Company to previously received invoices, which are received by BAL or its designee subsequent to six (6) months after the time period covered by the invoice may also be subject to non-payment at the discretion of BAL.

(c)              The assets and/or accounts covered under this Agreement (collectively, “Assets”) may not be subject to any fee arrangements between any of the  Fund Parties or any of their respective affiliates (collectively, the “BlackRock Companies”) and Company, any of its affiliates or any entity with which Company or any of its affiliates has established a contractual arrangement with respect to the Assets including Contractual TPA (each, a “Service Organization Company” and collectively, the “Service Organization Companies”) for  Operational  Services, sub-transfer  agency  services, sub-accounting services, networking services or any services similar to any of these services (collectively, “SO Services”), other than as described in this Agreement or a Fund’s distribution and/or service plan(s) (“Rule 12b-1 Plan”) or agreement related to such Rule 12b-1 Plan. Company shall ensure that other than pursuant to a Fund’s Rule 12b-1 Plan  or agreement related to such Rule 12b-1 Plan, no Service Organization Company will charge any of the BlackRock Companies for SO Services with respect to the Assets or collect fees for SO Services with respect to the Assets (“Duplicative Fees”) other than pursuant to this Agreement.

(d)             If any of the Service Organization Companies accepts Duplicative Fees, upon Company’s discovery of such occurrence or upon the request of BAL or its designee, Company will promptly refund to BAL or its designee the amount of such Duplicative Fees. Refunds shall be made no more than thirty (30) days after Company discovers the duplicative payment or receives a request of repayment of Duplicative Fees from BAL or its designee. If Duplicative Fees are not timely repaid to BAL or its designee, Company authorizes any of the BlackRock Companies to offset the amount of such Duplicative Fees against any amount payable to any of the Service Organization Companies by any of the BlackRock Companies, including, without limitation, commissions and services fees.

(e)              Invoices shall only cover time periods prior to termination of this Agreement.